Exhibit 10.11
EXECUTIVE EMPLOYMENT AGREEMENT
AURINIA PHARMA U.S., INC.
PRIVATE AND CONFIDENTIAL    April 11, 2019
Peter Greenleaf
[redacted]
Dear Peter:
Re:    Terms of Employment with Aurinia Pharma U.S., Inc.
This Agreement confirms the terms and conditions of your employment by Aurinia Pharma U.S., Inc. (the “Corporation”), a Delaware corporation and a wholly-owned subsidiary of Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta (“Parent”), and will constitute your employment agreement. The terms and conditions of your employment are set out below:

1.Position and Duties. You will be employed by the Corporation and will serve as the Chief Executive Officer, having the duties and functions customarily performed by, and have all responsibilities customary to, such position in a corporation engaged in a business similar to that of the Corporation. You will also be the Chief Executive Officer of Parent. You will report directly to the Board of Directors of Parent (the “Board”), and you will also serve as a member of the Board. In the event your employment as Chief Executive Officer of the Corporation and the Parent is terminated or you resign, in either case for any reason, you hereby agree to immediately tender your resignation as a member of the Board of Directors.
2.Term. The terms and conditions of this Agreement shall have effect as of and from the date your employment commences (currently expected to be on or about April 29, 2019) (the “Effective Date”) and your employment shall continue until terminated as provided in this Agreement.
3.Base Salary. The Corporation shall pay you a base salary at the rate of USD $650,000 per year (the “Base Salary”), payable semi-monthly, subject to the withholding of all applicable deductions from such Base Salary in respect of the Base Salary and including any taxable benefits received under this Agreement or in respect of your employment. As a managerial employee of the Corporation, you are not entitled to overtime pay.
4.Annual Review. The Board or the compensation committee of the Board (the “Compensation Committee”) shall review your Base Salary annually. This review shall not result in a decrease of your Base Salary, but it shall not necessarily result in an increase in your Base Salary. Any increase in your Base Salary shall be in the sole discretion of the Board.
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.Signing Bonus. If the Effective Date occurs within 30 days or less of signing this Agreement, then the Corporation will pay to you a onetime cash signing bonus in the amount of USD $250,000, less applicable deductions and withholdings, on or about the Effective Date (the “Signing Bonus”).
If you terminate your employment with the Corporation, or you are terminated for cause by the Corporation, within the first 12 months of the Effective Date, then you will repay to the Corporation the Signing Bonus, and the amount of the Signing Bonus will become a debt payable by you to the Corporation (“Signing Bonus Debt”). You authorize the Corporation to deduct the Signing Bonus Debt, or a portion of the Signing Bonus Debt, from your final pay. The Corporation may request that you sign a written authorization to this effect. If the Corporation is unable to deduct the entirety of the Signing Bonus Debt from your final pay, as described above, the Corporation will invoice you for the outstanding amount of the Signing Bonus Debt, and you will pay the invoice within 60 days of the date that the Corporation provides you with the invoice. In the event that you fail to repay the Signing Bonus Debt as required by this Section 5, you agree to pay all collection costs and expenses incurred by the Corporation, including reasonable legal fees and costs, whether or not a suit has been filed for collection (in addition to your continuing obligation to repay the Signing Bonus Debt).
6.Performance Bonus. Parent shall review the performance of your duties and functions annually, and you shall be eligible to receive a cash bonus with a target payment of 70% of your Base Salary based on achieving certain corporate objectives set by the Board in consultation with you. Any such performance bonus in relation to the 2019 fiscal year will be prorated based on completed months of service during the 2019 fiscal year. Parent, in its sole discretion, will determine if you and Parent have met the established performance objectives within a reasonable time following the end of each fiscal year. Subject to Section 16 (Termination by the Corporation Without Cause), performance bonuses will be deemed earned following such determination by Parent and you must remain employed as of the date of such determination and as of the date of payment in order to earn a performance bonus. For greater certainty, payment of any severance pursuant to Section 16 (Termination by the Corporation Without Cause), or any period of notice of termination that is given or ought to have been given under this Agreement in respect of termination of employment, will not be considered as extending the period of your employment with respect to your eligibility to receive the performance bonuses.
Any performance bonus payments shall be made not later than March 15 following the end of the fiscal year for which they are earned, subject to the withholding of all applicable deductions by the Corporation.
The Corporation reserves the right to introduce, administer, amend and/or delete bonus plans and to amend performance objectives in its sole discretion at any time, and such changes will not constitute a breach of the terms of employment.
7.Benefits. The Corporation will arrange for you and your family to be provided with health, medical, dental, accident and life insurance and such other benefits as are
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reasonable and appropriate for an executive level benefits plan, as determined by the Board from time to time, based on the recommendations of the Compensation Committee (if established). You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. Please note that coverage under any benefit plan in effect from time to time is subject to availability and other requirements of the applicable insurer and that the components of the benefits plan may be amended, modified or terminated from time to time by the Corporation in its sole discretion, and that this may include terminating or changing carriers, and such changes will not constitute a breach of the terms of employment.
8.Vacation. During your employment with the Corporation under this Agreement, you will be entitled to an annual paid vacation as determined by the Corporation from time to time, of 30 days per annum, in addition to holidays in the United States recognized by the Corporation. The Corporation reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations. Vacation time should be taken in the year in which you are entitled to it, and cannot be carried forward beyond June 30th of the subsequent year.
9.Reimbursement for Expenses. During your employment under this Agreement, the Corporation shall reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies of the Corporation from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements, vouchers, invoices and/or other supporting documents to the Corporation.
10.Stock Options. Subject to approval by the Board and in compliance with Parent’s insider trading and blackout policies, you will be granted initial stock option pursuant to the Parent’s Stock Option Plan (the “Initial Grant”). The Initial Grant will be for 1,600,000 shares and will be granted on the date that the Parent is first able to issue options pursuant to its Insider Trading Policy (such date being the “Grant Date”) following the commencement of your employment. The Initial Grant will have an exercise price equal to the closing price of Parent’s common shares as reported on the Toronto Stock Exchange on the Grant Date, will have a term of ten (10) years, and will be subject to the terms of the stock option agreement as approved by the Board setting forth vesting conditions and other restrictions. Provided you remain employed by the Corporation, one fourth (25%) of the Initial Grant will vest on the date that is one year from the Effective Date, and the remainder of the Initial Grant will vest in equal monthly installments of 1/36th per month thereafter over the next thirty-six (36) months for so long as you remain employed by the Corporation through each such vesting date, such that the Initial Grant will be fully vested on the fourth year anniversary of the Grant Date, provided you remain employed by the Corporation at that time. Any additional stock options or other equity-based awards granted to you will be upon such terms as the Board or the Compensation Committee may determine in its discretion, as the case may be. For
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greater certainty, it is not intended that any future option grants would be pro rated based on the term of commencement of your employment.
For greater certainty, in the event of a Change in Control (as defined in the Parent’s Stock Option Plan) or a Take Over Bid (as defined in the Parent’s Stock Option Plan), the Parent will ensure that all of your stock options will automatically vest in accordance with the terms of the Parent’s Stock Option Plan in effect as of the date of this Agreement.
11.Working in Canada and Canadian Taxes.
(a)The Corporation will cooperate and assist you in taking all reasonable steps to seek, obtain, and maintain a valid work permit for Canada to provide services on behalf of the Corporation and Parent. The Corporation shall pay the reasonable costs associated you obtaining a permit to work in Canada;
(b)As you may be subject to income tax and other statutory withholding obligations arising from services you perform in Canada on behalf of the Corporation or Parent, the Corporation is prepared to address the overall tax and other statutory withholding burden that you experience with the intention that your total tax and other statutory withholding burden while working in both the United States and Canada will be equal to what your tax and other statutory withholding burden would have been had he remained working solely in Maryland. The Corporation will provide you with tax equalization in connection with all income tax and other statutory withholding liabilities arising from the performance of his employment duties within Canada. The Corporation intends that the income taxes and other statutory withholding levies payable by you on all taxable employment income and related benefits, as prescribed by the applicable tax and other statutory withholding laws, should be no better or worse than the personal taxes and other statutory withholding levies you would have been required to pay on such amounts if your employment duties had been performed solely in the state of Maryland. Where your annual tax and other statutory withholding obligation yields a higher total obligation than if your employment duties were solely performed in the state of Maryland, the Corporation will reimburse you for the difference. Where your annual tax and other statutory withholding obligations yields a lower total tax and other statutory withholding impact than if your employment duties were solely performed in the state of Maryland, you will  reimburse the Company for  the difference.  For the avoidance of doubt, any tax equalization payments made under this Section 11(b) shall not be subject to further tax equalization for any taxes incurred by you in connection therewith.
(c)You shall provide the Corporation all information necessary for the preparation of a tax equalization calculation.
(d)The Corporation shall either retain an appropriate tax advisor or pay all reasonable costs and professional fees related to calculating this equalization
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payment as well as all reasonable costs and fees associated with your filing tax returns in Canada or any of its provinces, and reserves the discretion to establish the process and criteria for determining the tax equalization calculation. For clarity, the tax equalization payments described in this Section 11(b) to (f) will not take into consideration or apply to any taxable income from sources other than your employment with the Corporation, and you will remain responsible for all income taxes arising from your personal income.
(e)If you establish your primary residence in Canada, the Corporation’s obligations under this Section 11(b) to (f) shall cease, provided that there shall be a pro-rated adjustment for any partial year.
(f)If your employment is terminated for any reason other than for Cause, then between January 1 and July 31 of the calendar year following the calendar year in which such termination occurs, the Corporation shall pay you any remaining tax equalization payments owed in accordance with this Section 11(b) to (f) or, in the event that the reconciliation results in you owing money to the Company, you shall make such payment to the Company.
12.Compliance with Insider Trading Guidelines and Restrictions. As a result of your position, as Parent is a public company, you are subject to insider trading regulations and restrictions and are required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of Parent. Parent may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, in its discretion, prudent and necessary for a publicly listed company. It is a term of your employment of the Corporation that you comply with such guidelines and restrictions.
13.Location. You will be required to perform your duties and functions for the Corporation at the Corporation's office located in Bethesda, MD, with travel for various business purposes, including but not limited to travel for meetings at the Parent’s other offices from time to time. The Corporation recognizes that your current residence is in the vicinity of [redacted] and that you intend to spend the majority of your time working out of the Corporation's Bethesda, MD office. You agree to schedule work in Bethesda, MD when it is not inconvenient for the Corporation and does not interfere with the performance of your duties as Chief Executive Officer.
14.Service to Employer. During your employment under this Agreement you will:
(a)perform your duties to the Corporation in good faith;
(b)act in and promote the best interests of the Corporation;
(c)apply your skill and experience to the performance of your duties and responsibilities and devote substantially the whole of your working time, attention and energies to the business and affairs of the Corporation;
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(d)comply with all lawful policies and procedures put in place by the Corporation from time to time; and
(e)not without the prior approval of the Board, carry on or be engaged in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except as a volunteer for a non-profit organization or in respect of civic or community activities, provided that such activities do not materially interfere with the performance of your duties under this Agreement.
15.At-Will Employment. Under the laws of the State of Maryland, your employment with the Corporation will be “at-will” employment and you may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Corporation give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Corporation. However, as described in this Agreement, you may be entitled to severance benefits depending on the circumstances of your termination of employment with the Corporation.
If, however, your employment is subject to the laws of a jurisdiction that has statutorily mandated minimum requirements in relation to notice of termination of employment (such as, for example, the British Columbia Employment Standards Act), and a greater entitlement is provided under such legislation than the severance benefits described in this Agreement, then that greater entitlement shall prevail and your entitlements shall be increased only to the extent necessary to satisfy such greater entitlement. In no circumstances will you be provided with less than your minimum entitlements under applicable employment standards legislation.
16.Termination by the Corporation Without Cause.
(a)If the Corporation terminates your employment without Cause (as defined below), then the Corporation shall pay you severance payments as described in this Section 16, subject to receipt by the Corporation of an effective release of claims by you in form substantially similar to that attached as Schedule A (other than minimum entitlements required by applicable legislation, if any). In no event will severance payments or termination benefits be paid or provided until such release becomes effective and irrevocable (other than minimum entitlements required by applicable legislation, if any).
(b)You will receive continuing payments of severance pay on the Corporation’s regular payroll dates for a period equal to twelve (12) months, plus one additional month for each full year of employment, up to a maximum of eighteen (18) months in aggregate, equal to your then current Base Salary as set out in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) (such period of time is the “Severance Period”). Minimum entitlements required by applicable legislation, if any, will be paid as a lump sum.
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(c)The Corporation will determine in its sole discretion which personal and corporate objectives have been accomplished in part or in full pursuant to Section 6 (Performance Bonus) through the date of termination. Based on the objectives that have been accomplished in part or in full through your final day of employment, you will be eligible to receive a lump sum payment of a full or partial performance bonus, to be paid not later than the earlier of (i) March 15 of the applicable following year or (ii) the date that performance bonuses are otherwise paid to Parent’s executive officers for such year.
(d)To the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain the benefits and payments set out in Section 7 (Benefits) of this Agreement (the “Maintenance Payments”) during the Severance Period. The Corporation may, at its option, satisfy any requirement that the Corporation provide coverage under any benefit plan by (i) reimbursing your premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after you have properly elected continuation coverage under COBRA (in which case you will be solely responsible for electing such coverage for your eligible dependents), or (ii) providing the cash equivalent of such benefit as would have been provided during the Severance Period or a payment equivalent to the premium cost of such coverage during the Severance Period; or (iii) providing coverage under a separate plan or plans providing coverage that is no less favorable to you than the terms of the plans in effect on your termination date. If the cash equivalent or premium cost is provided, such cash equivalent shall be paid in a lump in cash within 60 days following the date of termination of your employment, less applicable withholdings and deductions.
(e)Notwithstanding Section 16(d), if you obtain a new source of remuneration for personal services, whether through new employment, a contract for you to provide consulting or other personal services, or any position analogous to any of the foregoing, the Maintenance Payments shall terminate 9 months from the date of termination of your employment, or earlier, if required by applicable law.
(f)Any options forming part of the Initial Grant that are unvested as of the termination date, but would have vested during the Severance Period shall automatically and immediately vest upon such termination.
(g)In addition, the Corporation will arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment.
(h)You shall not be required to mitigate the amount of any payment provided for in this Section 16 by seeking other employment or otherwise, nor will any sums actually received reduce the severance payments.
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17.Termination by the Corporation for Cause. Notwithstanding Section 16 (Termination by the Corporation Without Cause) or Section 18 (Termination Following Change in Control), the Corporation may terminate your employment as Chief Executive Officer for Cause at any time without any notice or severance. In this Agreement, “Cause” shall include, but not be limited to, the following:
(a)the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers;
(b)your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Corporation;
(c)willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with your position and duties or inconsistent with any other legal obligation or requirement, and such refusal to comply is not remedied within ten (10) working days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause; or
(d)your material breach of any element of this Agreement, which breach (if determined in good faith by the Corporation or the Board to be curable) is not remedied within ten (10) working days after written notice from the Corporation or the Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause.
any of which shall entitle the Corporation to terminate your employment under this Section 17.
18.Termination Following Change in Control of Parent. Concurrently with execution and delivery of this Agreement, you and Parent shall enter into a “Change in Control Agreement” in the form attached hereto as Schedule B setting out the compensation provisions to be applicable in the event of the termination of your employment with the Corporation in certain circumstances following a “Change in Control” of Parent (as defined in the Change in Control Agreement).
19.No Additional Compensation upon Termination. It is agreed that neither you nor the Corporation shall, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Corporation (including termination of such employment or relationship) in excess of what is specified or provided for in Section 16 (Termination by the Corporation Without Cause) or Section 18 (Termination Following Change in Control), whichever is applicable, except pursuant to the terms of benefit plans under which you have accrued,
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earned and are due a benefit, pursuant to outstanding equity awards, rights as stockholder or indemnification rights. For the avoidance of doubt, in the event of the termination of your employment you may be entitled to either the benefits set forth in Section 16 of this Agreement or the Change in Control Agreement, but not both. Payment of any amount whatsoever pursuant to Section 16 (Termination by the Corporation Without Cause) or Section 18 (Termination Following Change in Control of Parent) shall be subject to the withholding of all applicable deductions by the Corporation.
20.Section 409A.
1.Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code of 1986, as amended (the “Code”), Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
2.Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 20 (c). Except as required by Section 20(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this Agreement.
3.Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), to the extent delayed commencement of any portion of the Deferred Payments to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then the Deferred Payments that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if your die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon
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as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
4.Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (a) above.
5.Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (a) above.
6.The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
7.For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.
21.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 20, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance benefits will be either:
i.delivered in full, or
ii.delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by
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you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur on a non-discretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where one payment or benefit has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required, then an additional payment shall be made to you in an amount equal to the excess reduction within 60 days of the date on which the amount of the excess reduction is determined, but not later than December 31 of the year in which the excess reduction is determined. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your equity awards.
Unless the Corporation and you otherwise agree in writing, any determination required under this Section 21 will be made in writing by an independent firm immediately prior to the Change in Control (the “Firm”), whose determination will be conclusive and binding upon you and the Corporation for all purposes. For purposes of making the calculations required by this Section 21, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 21. The Corporation will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 21.
22.Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Corporation, you and the Corporation will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Schedule C.
23.Disclosure of Conflicts of Interest. During your employment with the Corporation, you will promptly and fully disclose to the Corporation in writing:
(a) the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction with the Parent, the Corporation or any other subsidiary, affiliate or successor of the Parent or the Corporation;
(b) every office you may hold or acquire, and every property you or your Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or the Parent or your duties and obligations under this Agreement; and

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(c ) the nature and extent of any conflict referred to in subsection (b) above.
In this Agreement the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Securities Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include your spouse, children, parents, brothers and sisters. For this purpose, the definition of “associate” in the Securities Act (British Columbia) is as follows if used to indicate a relationship with any person:
(i) a partner, other than a limited partner, of that person,
(ii) a trust or estate in which that person has a substantial beneficial interest or for which that person serves as trustee or in a similar capacity,
(iii) an issuer in respect of which that person beneficially owns or controls, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all outstanding voting securities of the issuer, or
(iv) a relative, including the spouse, of that person or a relative of that person's spouse, if the relative has the same home as that person;
24.Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Corporation that all interests and conflicts of the sort described in Section 23 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 23 (Disclosure of Conflicts of Interest). During your employment with the Corporation, without Board approval, in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Associates have not entered into any such agreement, arrangement or understanding.
25.Provisions Reasonable. It is acknowledged and agreed that:
(a) You are entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it;
(b) both before and since the Effective Date, the Corporation and Parent have operated and competed and will operate and compete in a global market, with respect to the business of the Corporation and Parent set out in Schedule D attached hereto (the “Business”);
(c) competitors of the Corporation, Parent and the Business are located in countries around the world;
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(d) in order to protect the Corporation and Parent adequately, any enjoinder of competition would have to apply worldwide;
(e) during the course of your employment by the Corporation, both before and after the Effective Date, on behalf of the Corporation and Parent, you have acquired and will acquire knowledge of, and you have come into contact with, initiated and established relationships with and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Corporation and Parent, and that in some circumstances you have been or may well become the senior or sole representative of the Corporation and Parent dealing with such persons;
(f) in light of the foregoing, the provisions of Section 26 (Restrictive Covenant) below are reasonable and necessary for the proper protection of the business, property and goodwill of the Corporation and the Business and do not prevent you from earning a living or pursuing your career;
(g) in the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, you and the Corporation agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law;
(h) if the court declines to enforce this Agreement in the manner provided in subsection 25(g), you and the Corporation agree that this Agreement will be automatically modified to provide the Corporation with the maximum protection of its business interests allowed by law and you agree to be bound by this Agreement as modified; and
(i) if after applying the provisions of subsections 25(g) and (h), a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which you worked for the Corporation on either a regular or occasional basis during the one (1) year immediately preceding termination of you employment with the Corporation shall be the geographic limitation relevant to the contested restriction.
26.Restrictive Covenant. Subject to the exceptions set out in Schedule E attached hereto, you agree that you will not, either alone or in partnership or in conjunction with any person, firm, company, corporation, syndicate, association or any other entity or group, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly, for the Term of Employment and continuing for a period of twelve (12) months from the termination of your employment, regardless of the reason for such termination:
(a) provide Conflicting Services (as defined below) anywhere in the Restricted Territory (as defined below), or assist another person in soliciting, performing,
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providing or attempting to perform or provide Conflicting Services anywhere in the Restricted Territory, provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;
(b) solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person, firm, company or other entity that was known to you to be a Customer or Potential Customer, employee, independent contractor, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Corporation or Parent to terminate its, his or her relationship with the Corporation or Parent;
( c) provide, perform or attempt to provide or perform Conflicting Services to any person, firm, company or other entity that was known to you to be a Customer or Potential Customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Corporation or Parent;
(d) hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by the Corporation or Parent or who has left the employment of the Corporation or Parent within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services; or
(e) divert, entice, diminish or take away from the Corporation or Parent or attempt to do so or solicit for the purpose of doing so, any business of the Corporation or Parent, or any person, firm, company or other entity that was known to you to be an employee, Customer or Potential Customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Corporation or Parent.
You and the Corporation agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Corporation or Parent that directly competes with a product, service, or process, including the research and development thereof, of the Corporation or Parent with which you worked directly or indirectly during your employment by the Corporation or about which you acquired Confidential Information (as defined in the Confidentiality Agreement and Assignment of Inventions) during your employment by the Corporation.
You and the Corporation agree that for purposes of this Agreement, “Restricted Territory” means the one hundred (100) mile radius of any of the following locations: (i) any business location of the Corporation or Parent at which you have worked on a regular
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or occasional basis during the preceding year; (ii) your home if you work from home on a regular or occasional basis; (iii) any potential business location of the Corporation or Parent under active consideration by the Corporation or Parent to which you have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom you have been in contact in the preceding year are based.
You and the Corporation agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to your contact with such person or entity if such contact occurs during your employment or, if such contact occurs following the termination of your employment, during the one (1) year period prior to the date you employment with the Corporation ends: (i) contracted for, was billed for, or received from the Corporation any product, service or process with which you worked directly or indirectly during your employment by the Corporation or about which you acquired Confidential Information; or (ii) was in contact with you or in contact with any other employee, owner, or agent of the Corporation, of which contact you were or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which you worked directly or indirectly during your employment with the Corporation or about which you acquired Confidential Information; or (iii) was solicited by the Corporation in an effort in which you were involved or of which you were aware.
27.Indemnification. Parent agrees to indemnify and hold you harmless to the fullest extent permitted by the laws of Canada and the State of Maryland and under the bylaws of Parent and the Corporation. In connection therewith, Parent and the Corporation shall maintain the protection of insurance policies for your benefit (and the benefit of the Parent’s and the Corporation’s directors and officers), against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being or having been a director, officer or employee of the Parent or the Corporation or both. This provision shall survive any termination of your employment hereunder.
28.Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 12 (Compliance with Insider Trading and Guidelines and Restrictions), Section 14 (Service to Employer), Section 22 (Confidentiality and Assignment of Inventions), Section 23 (Disclosure of Conflicts of Interest), Section 24 (Avoidance of Conflicts of Interest) or Section 26 (Restrictive Covenant) may cause irreparable damage to the Corporation or its partners, subsidiaries or affiliates, that such harm may not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Corporation shall have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 28 are in addition to and not in substitution for any rights or
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remedies of the Corporation at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.
29.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
30.Agreement Confidential. Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.
31.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of such state.
32.Exercise of Functions. The rights of Parent or the Corporation as provided in this Agreement may be exercised on behalf of the Parent or the Corporation only by the Board (excluding you).
33.Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement and except for any documentation regarding benefits under benefit plans, equity award agreements and related documentation, agreements and related documentation regarding indemnification rights and documents regarding your rights as a shareholder, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Corporation. This Agreement supersedes any previous communications, understandings and agreements between you and the Corporation regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.
34.Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.
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35.Surviving Obligations. Your obligations and covenants under Section 22 (Confidentiality and Assignment of Inventions), Section 26 (Restrictive Covenant) and Section 28 (Remedies) shall survive the termination of this Agreement. Parent’s and the Corporation’s obligations under Section 16 (Termination by the Corporation Without Cause), Section 18 (Termination Following Change in Control of Parent) and Section 27 (Indemnification) shall survive the termination of this Agreement.
36.Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.
37.Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:
If to the Corporation or Parent:
Aurinia Pharmaceuticals Inc.
1203 – 4464 Markham Street
Victoria, B.C. V8Z 7X9
Attention: Chairman of the Board
If to Peter Greenleaf:
        Peter Greenleaf
        [redacted]
Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.
38.Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.
39.Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.
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40.Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

[Signature Page Follows]

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If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain independent legal advice or any other advice you feel is necessary before you execute this agreement.
Yours truly,
AURINIA PHARMA U.S., INC.
(a Delaware corporation)

By: /s/ Dennis Bourgeault
    Authorized Signatory
Accepted and agreed as of the 11th day of April, 2019

/s/ Peter Greenleaf
Peter Greenleaf

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SCHEDULE A
AURINIA PHARMA U.S., INC.

FORM OF EMPLOYEE RELEASE

In exchange for the severance benefits to be provided to me by the Corporation pursuant to my Executive Employment Agreement with Aurinia Pharma U.S., Inc. (the “Corporation”), a Delaware corporation and a wholly-owned subsidiary of Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta (“Parent”), dated April 11, 2019 and the Corporation’s agreement therein, I hereby provide the following release.
I hereby generally and completely release the Corporation and Parent, its subsidiaries, successors, predecessors, and affiliates, and each of their respective directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended).
Notwithstanding the foregoing, I understand that the following claims are not included in my release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement; the charter, bylaws, or operating agreements of the Corporation and Parent; or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any rights I have to severance under my Executive Employment Agreement; (d) any rights to vested benefits, equity compensation or other compensation; or (e) any rights I have as a shareholder of Parent. In addition, I understand that nothing in this release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or an analogous federal or state government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act (as amended) (“ADEA”), and that the consideration for the waiver and release in the preceding paragraph hereof is in
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addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this release; (b) I should consult with an attorney prior to signing this release (although I may choose voluntarily not do so); (c) I have 21 days to consider this release (although I may choose voluntarily to sign this release earlier); (d) I have seven days following the date I sign this release to revoke it by providing written notice to the Board of Directors of Parent; and (e) this release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this release.
I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
I further acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement.
I hereby agree not to disparage the Corporation, Parent or any of their respective officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when permitted by applicable law.
I acknowledge that to become effective, I must sign and return this Release to the Corporation so that it is received not later than [21][45 if a group termination] days following the date it is provided to me.

PETER GREENLEAF (Signature) Date:

[Corporation agreement to follow on next page]
The Corporation and Parent each agrees (through its officers and directors) not to disparage the employee in any manner likely to be harmful to his business, business reputations or personal reputations; provided that the Corporation and Parent may respond accurately and fully to any question, inquiry or request for information when permitted by applicable law.
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AURINIA PHARMA U.S., INC.
(a Delaware corporation)

By:
    Authorized Signatory

Date:

AURINIA PHARMACEUTICALS INC.
(a Province of Alberta corporation)

By:
    Authorized Signatory

Date:

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SCHEDULE B
AURINIA PHARMACEUTICALS INC.
April 11, 2019
Peter Greenleaf
[redacted]
Dear Peter:
Re: Change in Control Agreement
Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta (“Parent”), considers it essential to the best interests of its members to foster the continuous employment of its senior executive officers, including the senior executive officers of Aurinia Pharma U.S., Inc. (the “Corporation”), a Delaware corporation and a wholly owned subsidiary of Parent. In this regard, the Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its shareholders that appropriate steps should be taken to reinforce and encourage management’s continued attention, dedication and availability to the Parent and the Corporation in the event of a Potential Change in Control (as defined in Section 2), without being distracted by the uncertainties which can arise from any possible changes in control of the Parent.
In order to induce you to agree to remain in the employ of the Corporation, such agreement evidenced by the employment agreement entered into as of the date of this Agreement between you and the Corporation (the “Employment Agreement”) and in consideration of your agreement as set forth in Section 3 below, the Corporation agrees that you shall receive and you agree to accept the severance and other benefits set forth in this Agreement should your employment with the Corporation be terminated subsequent to a Change in Control (as defined in Section 2) in full satisfaction of any and all claims that now exist or then may exist for remuneration, fees, salary, bonuses or severance arising out of or in connection with your employment by the Corporation or the termination of your employment:
1.Term of Agreement.
This Agreement shall be in effect for a term commencing on the Effective Date of the Employment Agreement (as therein defined) and ending on the date of termination of the Employment Agreement.
2.Definitions.
i.“Affiliate” means a corporation that is an affiliate of Parent under the Securities Act (British Columbia), as amended from time to time.

ii.“Base Salary” shall mean the annual base salary, as referred to in Section 3 (Base Salary), and as adjusted from time to time in accordance with Section 4 (Annual Review), of the Employment Agreement.
iii.“Bonus” shall mean the bonus referred to in Section 6 (Performance Bonus) of the Employment Agreement.
iv.“Cause” shall have the meaning set out in Section 17 (Termination by the Corporation for Cause) of the Employment Agreement.
v.“Change in Control” of Parent shall be deemed to have occurred:
a.any merger or consolidation in which voting securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and the composition of the board of directors of Parent following such transaction is such that the directors of Parent prior to the transaction constitute less than fifty percent (50%) of the membership of the board of directors of Parent following the transaction;
b.any acquisition, directly or indirectly, by an person or related group of persons (other than Parent or a person that directly or indirectly controls, is controlled by, or is under common control with, Parent) of beneficial ownership of voting securities of Parent possessing more than fifty percent (50%) of the total combined voting power of Parent’s outstanding securities;
c.any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of the directors of Parent; and
d.any sale, transfer or other disposition of all or substantially all of the assets of Parent;
provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results solely from the issuance, in connection with a bona fide financing or series of financings by Parent or any of its Affiliates, of voting securities of Parent or any of its Affiliates or any rights to acquire voting securities of Parent or any of its Affiliates which are convertible into voting securities. This definition of Change in Control is intended to conform to the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).
vi.“Date of Termination” shall mean, if your employment is terminated, the date specified in the Notice of Termination.
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vii.“Good Reason” shall mean the occurrence of one or more of the following events without your express written consent, within 12 months after a Change in Control:
e.a material change in your status, position, authority or responsibilities that does not represent a promotion from or represents an adverse change from your status, position, authority or responsibilities in effect immediately prior to the Change in Control;
f.a material reduction by the Corporation or Parent, in the aggregate, in your Base Salary, or incentive, retirement, health benefits, bonus or other compensation plans provided to you immediately prior to the Change in Control, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;
g.a failure by the Corporation or Parent to continue in effect any other material compensation plan in which you participated immediately prior to the Change in Control (except for reasons of non-insurability), including but not limited to, incentive, retirement and health benefits, unless an equitable arrangement has been made with respect to such benefits in connection with a Change in Control;
h.any request by the Parent or any affiliate of Parent that you participate in an unlawful act; or
i.any purported termination of your employment by the Corporation after a Change in Control which is not effected pursuant to a Notice of Termination satisfying the requirements of clause (h) below and for the purposes of this Agreement, no such purported termination shall be effective.
In order to resign for Good Reason, you must provide written notice of the event giving rise to Good Reason to the Parent’s Board of Directors within 90 days after the condition arises, allow the Parent or the Corporation 30 days to cure such condition, and if Parent or the Corporation fails to cure the condition within such period, your resignation from all positions you then hold with the Parent and Corporation must be effective not later than 90 days after the end of the 30-day cure period.
viii.“Notice of Termination” shall mean a notice, in writing, communicated to the other party in accordance with Section 6 below, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
ix.“Potential Change in Control” of Parent shall be deemed to have occurred if:
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j.Parent enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
k.any person (including Parent) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
l.the Board adopts a resolution to the effect that, for the purposes of this Agreement, a Potential Change in Control of Parent has occurred.
3.Potential Change in Control.
You agree that, in the event of a Potential Change in Control of Parent occurring after the Effective Date, and until 12 months after a Change in Control, subject to your right to terminate your employment by issuing and delivering a Notice of Termination for Good Reason, you will continue to diligently carry out your duties and obligations, on the terms set out in the Employment Agreement.
4.Compensation Upon Termination Following Change in Control.
Subject to compliance by you with Section 3, upon your employment terminating pursuant to a Notice of Termination within 12 months after a Change in Control, the Corporation agrees that you shall receive and you agree to accept the following payments in full satisfaction of any and all claims you may have or then may have against the Corporation for remuneration, fees, salary, benefits, bonuses or severance, arising out of or in connection with your employment by the Corporation or the termination of your employment:
x.If your employment shall be terminated by the Corporation for Cause or by you other than for Good Reason, the terms of the Employment Agreement shall govern and the Corporation shall have no further obligations to you under this Agreement.
xi.If your employment by the Corporation shall be terminated by you for Good Reason or by the Corporation other than for Cause, then you shall be entitled to the payments and benefits provided below:
m.subject to the withholding of all applicable deductions, the Corporation shall pay you a lump sum equal to 150% of (A) 12 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) of the Employment Agreement, plus (B) target Bonus for the year of termination;
n.to the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain the benefits and payments set out in Section 7 (Benefits) of the Employment Agreement during the 12-month period following your
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termination date. The Corporation may, at its option, satisfy any requirement that the Corporation provide coverage under any benefit plan by (i) reimbursing your premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after you have properly elected continuation coverage under COBRA (in which case you will be solely responsible for electing such coverage for your eligible dependents), or (ii) providing the cash equivalent of such benefit as would have been provided during the severance period or a payment equivalent to the premium cost of such coverage during the severance period or providing coverage under a separate plan or plans providing coverage that is no less favorable to you than the terms of the plans in effect on your termination date. If the cash equivalent or premium cost is provided, such cash equivalent shall be paid in a lump in cash within 60 days following the date of termination of your employment.
o.the Corporation shall arrange for you to be provided with such outplacement career counselling services as are reasonable and appropriate, to assist you in seeking new executive level employment; and
p.all stock options or other equity-based awards granted to you by Parent under any stock option or other equity-based award agreement that is entered into between you and the Corporation and is outstanding at the time of termination of your employment, which stock options or other equity-based awards have not yet vested, shall immediately vest upon the termination of your employment and shall be fully exercisable (to the extent applicable) by you in accordance with the terms of the agreement or agreements under which such options or other equity awards were granted.
You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor will any sums actually received reduce the severance payments. The foregoing payments shall be subject to the provisions of Sections 19 and 20 of the Employment Agreement.
For the avoidance of doubt, in the event of the termination of your employment, you may be entitled to either the benefits set forth in Section 16 of the Employment Agreement or in this Agreement, but not both.
Receipt by you of the payments under section 4(b) above is subject to receipt by the Corporation of an effective release of claims by you in form substantially similar to that attached as Schedule A to the Employment Agreement (other than minimum entitlements required by applicable legislation, if any). In no event will amounts under this Change of Control Agreement be paid or provided until such release becomes effective and irrevocable (other than minimum entitlements required by applicable legislation, if any).
As you may be subject to income tax and other statutory withholding obligations arising from services you performed in Canada on behalf of the Corporation or Parent, the Corporation is
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prepared to address the overall tax and other statutory withholding burden that you experience with the intention that your total tax and other statutory withholding burden while working in both the United States and Canada will be equal to what your tax and other statutory withholding burden would have been had you remained working solely in Maryland. The Corporation will provide you with tax equalization in connection with all income tax and other statutory withholding liabilities arising in respect of the payments made in Agreement. The Corporation intends that the income taxes and other statutory withholding levies payable by you on all the amounts payable pursuant to this Agreement, as prescribed by the applicable tax and other statutory withholding laws, should be no better or worse than the personal taxes and other statutory withholding levies you would have been required to pay on such amounts if your employment duties had been performed solely in the state of Maryland. Where your tax and other statutory withholding obligation arising in respect of payments made pursuant to this Agreement yield a higher total obligation than if your employment duties were solely performed in the state of Maryland, the Corporation will reimburse you for the difference. Where your annual tax and other statutory withholding obligation arising in respect of payments made pursuant to this Agreement yield a lower total tax and other statutory withholding impact than if your employment duties were solely performed in the state of Maryland, you will  reimburse the Company for  the difference.  For the avoidance of doubt, any tax equalization payments made under this Section 4 shall not be subject to further tax equalization for any taxes incurred by you in connection therewith.
You shall provide the Corporation all information necessary for the preparation of a tax equalization calculation.
The Corporation shall either retain an appropriate tax advisor or pay all reasonable costs and professional fees related to calculating this equalization payment as well as all reasonable costs and fees associated with your filing tax returns in Canada or any of its provinces, and reserves the discretion to establish the process and criteria for determining the tax equalization calculation. For clarity, the tax equalization payments described in this Section 4 will not take into consideration or apply to any taxable income from sources other than as set out in this Agreement, and you will remain responsible for all income taxes arising from your personal income.
5.Binding Agreement.
This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount would still be payable to you under this Agreement if you had continued to live, that amount shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
6.Notices.
Any notice or other communication required or contemplated under, this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the addresses set out below:
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If to the Corporation or Parent:
Aurinia Pharmaceuticals Inc.
1203 – 4464 Markham Street
Victoria, B.C. V8Z 7X9
Attention: Chairman of the Board

If to Peter Greenleaf:
Peter Greenleaf
[redacted]
Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail. In such event, the notice shall be effective only if actually delivered.
7.Modification: Amendments: Entire Agreement.
This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as set forth in your Employment Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
8.Governing Law.
This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of such state.
9.Validity.
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
10.No Employment or Service Contract.
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Nothing in this Agreement shall confer upon you any right to continue in the employment of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or you, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.
If the foregoing sets forth our agreement on this matter, kindly sign and return to Parent a copy of this letter.
    Yours truly,
AURINIA PHARMA U.S., INC.
(a Delaware corporation)

By: /s/ Dennis Bourgeault
    Authorized Signatory

AURINIA PHARMACEUTICALS INC.
(an Alberta corporation)

By: /s/ Dennis Bourgeault
    Authorized Signatory
Accepted and agreed as of the 11th day of April, 2019

/s/ Peter Greenleaf

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SCHEDULE C
CONFIDENTIALITY AGREEMENT AND
ASSIGNMENT OF INVENTIONS

AURINIA PHARMA U.S., INC.

PRIVATE AND CONFIDENTIAL
As of April 11, 2019
Peter Greenleaf
[redacted]

Dear Peter:
The purpose of this letter is to confirm and record the terms of the agreement (the “Agreement”) between you and Aurinia Pharma U.S., Inc. (“U.S. Sub”), a Delaware corporation and a wholly owned subsidiary of Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta (“Parent” and, together with U.S. Sub, “Aurinia”), concerning the terms on which you will (i) receive from and disclose to Aurinia proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to Parent all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with U.S. Sub. The effective date (“Effective Date”) of this Agreement is April 29, 2019 provided and subject to your employment agreement between you and Aurinia dated as of April 11, 2019 taking effect in accordance with Section 2 (Term) thereof.
In consideration of the offer of employment by Aurinia and the payment by Aurinia to you of the sum of US$10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and Aurinia hereby agree as follows:

1.Interpretation
1.1 Definitions. In this Agreement:
(a) “Confidential Information”, subject to the exemptions set out in Section 2.8, shall mean any information relating to Aurinia’s Business (as hereinafter defined), whether or not conceived, originated, discovered, or developed in whole or in part by you, that is not
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generally known to the public or to other persons who are not bound by obligations of confidentiality and:
i.from which Aurinia derives economic value, actual or potential, from the information not being generally known; or
ii.in respect of which Aurinia otherwise has a legitimate interest in maintaining secrecy;
and which, without limiting the generality of the foregoing, shall include;
iii.all proprietary information licensed to, acquired, used or developed by Aurinia in its research and development activities including but not restricted to the development and commercialization of pharmaceutical products for the treatment of Lupus and related diseases, other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;
iv.all information relating to Aurinia’s Business, and to all other aspects of Aurinia’s structure, personnel, and operations, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to Aurinia by third parties subject to restrictions on use or disclosure;
v.all know-how relating to Aurinia’s Business including, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;
vi.all information relating to the businesses of competitors of Aurinia including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;
vii.all information provided by Aurinia’s agents, consultants, lawyers, contractors, licensors or licensees to Aurinia and relating to Aurinia’s Business; and
viii.all information relating to your compensation and benefits, including your salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and
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benefits, except that you shall be entitled to disclose such information to your spouse, bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you.
(b)“Inventions” shall mean any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.
( c) “Work Product” shall mean any and all Inventions and possible Inventions relating to Aurinia’s Business resulting from any work performed by you for Aurinia that you may invent or co-invent during your involvement in any capacity with Aurinia, except those Inventions invented by you entirely on your own time that do not relate to Aurinia’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with Aurinia.
(d)“Aurinia’s Business” shall mean the businesses actually carried on by Aurinia, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, the development and commercialization of pharmaceutical products for the treatment of Lupus and related diseases.
2.Confidentiality
a.Basic Obligation of Confidentiality. You hereby acknowledge and agree that in the course of your involvement with Aurinia, Aurinia may disclose to you or you may otherwise have access or be exposed to Confidential Information. Aurinia hereby agrees to provide such access to you and you agree to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to Aurinia that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with Aurinia.
b. Fiduciary Capacity. You will be and act toward Aurinia as a fiduciary in respect of the Confidential Information.
c. Non-disclosure. Unless Aurinia first gives you written permission to do so under Section 2.7 of this Agreement, you will not at any time, either during or after your involvement in any capacity with Aurinia;
1.use or copy Confidential Information or your recollections thereof;
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2.publish or disclose Confidential Information or your recollections thereof to any person other than to employees of Aurinia who have a need to know such Confidential Information for their work for Aurinia;
3.permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement;
4.permit or cause any Confidential Information to be stored off the premises of Aurinia, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with written procedures of Aurinia, as amended from time to time in writing; or
5.communicate the Confidential Information or your recollections thereof to another employee of Aurinia in a public place or using methods of communication that are capable of being intercepted (such as unencrypted messages using the internet or cellular phones) or overheard, without the written permission of Aurinia.
d. Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.
e. Aurinia’s Ownership of Confidential Information. As between you and Aurinia, Aurinia shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.
f. Control of Confidential Information and Return of Information. All physical materials produced or prepared by you containing Confidential Information, including, without limitation, biological material, chemical entities, test results, notes of experiments, computer files, photographs, x-ray film, designs, devices, formulas, memoranda, drawings, plans, prototypes, samples, accounts, reports, financial statements, estimates and materials prepared in the course of your responsibilities to or for the benefit of Aurinia, shall belong to Aurinia, and you will promptly turn over to Aurinia’s possession every original and copy of any and all such items in your possession or control upon request by Aurinia. You shall not permit or cause any physical materials to be stored off the premises of Aurinia, unless in accordance with written procedures of Aurinia, as amended from time to time in writing. You shall not transfer any biological material to another person outside of Aurinia, unless a material transfer agreement has been signed by both Aurinia and the other party. You shall not accept any biological material from another person outside of Aurinia, unless in accordance with written procedures of Aurinia, as amended from time to time in writing.
g. Purpose of Use. You will use Confidential Information only for purposes authorised or directed by Aurinia.
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h. Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:
(a) information that is already known to you, though not due to a prior disclosure by Aurinia or by a person who obtained knowledge of the information, directly or indirectly, from Aurinia;
(b) information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from Aurinia;
( c) information that is developed by you independently of Confidential Information received from Aurinia and such independent development can be documented by you;
(d) other particular information or material which Aurinia expressly exempts by written instrument signed by Aurinia;
(e) information or material that is in the public domain through no fault of your own; and
(f) information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:
(i) in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will, subject to applicable law, provide Aurinia with prompt written notice so that Aurinia may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;
(ii) if Aurinia agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;
(iii) if Aurinia does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(iv) if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.
3.ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS
a.Notice of Invention. You agree to promptly and fully inform Aurinia of all your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity,
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with Aurinia, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by U.S. Sub for any reason whatsoever, you will immediately deliver up to Aurinia all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of Aurinia.
b. Assignment of Rights. Subject only to those exceptions set out in Exhibit A hereto, you will assign, and do hereby assign, to Parent or, at the option of Parent and upon notice from Parent, to Parent’s designee, your entire right, title and interest in and to all of your Work Product during your involvement, in any capacity, with Aurinia and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, patent applications filed and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for Aurinia. You agree that Aurinia’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with Aurinia. You further agree that Aurinia’s rights hereunder are worldwide rights and are not limited to the United States, but shall extend to every country of the world.
c. Moral Rights. Without limiting the foregoing, you irrevocably waive any and all moral rights arising under the Copyright Act (Canada), as amended, as applicable, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that you may have with respect to your Work Product, and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that Aurinia may use or alter any such Work Product as Aurinia sees fits in its absolute discretion.
d. Goodwill. You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of Aurinia relating to the business or affairs of Aurinia (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between you and Aurinia, be and remain the property of Aurinia exclusively, for Aurinia to use, alter, vary, adapt and exploit as Aurinia shall determine in its discretion.
e. Assistance. You hereby agree to reasonably assist Aurinia, at Aurinia’s request and expense, in:
1.making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of Aurinia for such applications;
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2.making applications for all other forms of intellectual property registration relating to your Work Product;
3.prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and
4.registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.
a.Assistance with Proceedings. You further agree to reasonably assist Aurinia, at Aurinia’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.
4.General
a.Term and Duration of Obligation. The term of this Agreement is from the Effective Date and terminates on the date that you are no longer working at or for Aurinia. Except as otherwise agreed in a written instrument signed by Aurinia, Article 2 shall survive the termination of this Agreement, including your obligations of confidentiality and to return Confidential Information, and shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information. Sections 1.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12 and 4.13 shall also survive the termination of this Agreement.
b. Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement shall be binding upon your heirs and estate.
c. Reserved.
d. No Conflicting Obligations. You represent and warrant that you will not use or disclose to other persons at Aurinia information that (i) constitutes a trade secret of persons other than Aurinia during your employment at Aurinia, or (ii) which is confidential information owned by another person. You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.
e. Equitable Remedies. You acknowledge and agree that a breach by you of any of your obligations under this Agreement may result in damages to Aurinia that may not be adequately compensated by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to Aurinia at law or in equity, Aurinia shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court.
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f. Publicity. You shall not, without the prior written consent of Aurinia, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.
g. Severability. If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.
h. Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by Aurinia regarding any particular default or omission by you shall affect or impair any of Aurinia’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.
i.Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.
j. Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.
If to the Corporation:
Aurinia Pharma U.S., Inc.
1203 – 4464 Markham Street
Victoria, B.C. V8Z 7X9
Attention: Chairman of the Board
If to Peter Greenleaf:
Peter Greenleaf
        [redacted]
Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section 4.10.
k. Amendment. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by Aurinia.
l. Entire Agreement. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral
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agreements between the parties with respect to such transactions except as expressly set out herein.
m. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maryland and the parties hereto agree to the exclusive jurisdiction of the state and federal courts of such state.
n. Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.
o. Acceptance. If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to Aurinia of the enclosed copy of this letter will create a binding agreement between us.

[Signature Page Follows]
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Thank you for your cooperation in this matter.
Yours truly,
AURINIA PHARMA U.S., INC.
(a Delaware corporation)

By: /s/ Dennis Bourgeault
    Authorized Signatory
Accepted and agreed as of the 11th day of April, 2019

/s/ Peter Greenleaf
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SCHEDULE D
DESCRIPTION OF BUSINESS
“Aurinia’s Business” shall mean the businesses actually carried on by the Corporation, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, related to the development and commercialization of pharmaceutical products for the treatment of Lupus and other immunologic related diseases.

SCHEDULE E
EXCEPTIONS TO RESTRICTIVE COVENANT

None